Exhibit 10.2

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2026 (this “Agreement”), is entered into by and between Gilead Sciences, Inc., a Delaware corporation (“Parent”), and [•], a [•] (as the “Rights Agent” (as hereinafter defined)).

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of February 22, 2026 (the “Merger Agreement”), by and among Parent, Ravens Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”) and Arcellx, Inc., a Delaware corporation (the “Company”), pursuant to which (a) Parent has commenced a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock, other than shares to be cancelled pursuant to Sections 2.05(a)(i) and 2.05(a)(ii) of the Merger Agreement, for (x) $115.00 per Share, net to the seller in cash, without interest, subject to any withholding of Tax in accordance with the terms of the Merger Agreement and (y) one CVR as hereinafter described, and (b) as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as an integral part of the consideration of the Offer and the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, (a) holders of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Sections 2.05(a)(i), 2.05(a)(ii) and 2.05(a)(iii) of the Merger Agreement and any Dissenting Shares), (b) holders of Company RSUs, and (c) holders of Company Options that, at the Effective Time, are then outstanding and unexercised, whether or not vested, and which have a per share exercise price that is less than the Closing Amount, in each case of the foregoing clauses (a)-(c), as of immediately prior to the Effective Time, will become entitled to receive one contingent cash payment, such payment being contingent upon, and subject to, the achievement of the Milestone (as defined below) on or prior to the Milestone Expiration Date (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1. Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

1.2. “Agreement” has the meaning set forth in the preamble.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means any day other than (a) a Saturday, Sunday or any other day on which banking institutions in New York, New York or Foster City, California are authorized or required by Legal Requirements to remain closed, (b) December 26 through December 31, and (c) the seven (7)-day period that begins on a Sunday and ends on a Saturday during which period July 4 occurs.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” has the meaning set forth in Section 2.1.

“Delaware Courts” has the meaning set forth in Section 6.5.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by a Holder in respect of Company Options or Company RSUs.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Licensee” means a Third Party that is granted a license or sublicense to research, develop, manufacture, commercialize, or otherwise exploit the Product, beyond the mere right to purchase the Product from Parent and its Affiliates, and excludes (i) Third Party subcontractors that act solely for Parent or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Parent or its Affiliates and (ii) any Third Party to which Parent has granted such license or sublicense as a result of a generic product litigation settlement or a compulsory license.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Milestone” means the cumulative worldwide Sales achieved after Closing exceeding $6,000,000,000 on or prior to the Milestone Expiration Date.

“Milestone Expiration Date” means December 31, 2029.

“Milestone Payment Amount” means, for a given Holder, the product of (a) $5.00 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” means March 31, 2030.

“Offer” has the meaning set forth in the Recitals of this Agreement.

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, a Vice President or any other person duly authorized to act on behalf of Parent for such purpose or for any general purpose.

“Parent” has the meaning set forth in the preamble.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC, (e) with the written consent of Parent; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (g) as provided in Section 2.7.

“Product” means Company’s product candidate known as anitocabtagene autoleucel or “anito-cel,” as it exists immediately prior to Closing.

“Purchaser” has the meaning set forth in the Recitals of this Agreement.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sales” means, for the Product in a particular period, the sum of (a) and (b):

(a) the amount stated in Parent’s “Product Sales” line of its externally published audited consolidated financial statements with respect to the Product for such period, less any sales, transfers or dispositions to any Licensees. This amount reflects the gross invoice price at which the Product was sold, transferred or otherwise disposed of (other than for use as clinical supplies or free samples for charitable, compassionate use or regulatory purposes) by Parent and its Affiliates to such Third Parties (for clarity, excluding sales, transfers or dispositions to any Licensees) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then-currently used GAAP.

By way of example, the gross-to-net deductions taken in accordance with GAAP include items such as the following:

(i) rebates and chargebacks based on contractual arrangements or statutory requirements, including amounts due to payers and healthcare providers under various programs;

(ii) patient co-pay assistance, representing financial assistance to qualified patients;

(iii) cash discounts based on contractual terms, historical customer payment patters and expectations regarding future customer payment patterns;

(iv) distributor fees under inventory management agreements; and

(v) allowances for sales returns.

(b) for Licensees, the sales amounts reported to Parent and its Affiliates in accordance with the applicable agreement with respect to the Product between Parent or its Affiliates, on the one hand, and any Licensee, on the other hand.

“Surviving Corporation” has the meaning set forth in the Recitals of this Agreement.

“Third Party” means a Person that is not Parent or the Company or any of their respective Affiliates.

1.3. Rules of Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(f) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) The term “dollars” and character “$” shall mean United States dollars.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

(i) All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined herein.

(j) References herein to any statute includes all rules and regulations promulgated thereunder.

(k) Any reference to (i) any Governmental Body includes any successor to that Governmental Body; and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section.

2.	CONTINGENT VALUE RIGHTS

2.1. CVRs. The contingent value rights represent the rights of Holders to receive contingent cash payments pursuant to this Agreement (“CVRs”). The initial Holders will be determined pursuant to the terms of the Merger Agreement.

2.2. Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner disposed of, in whole or in part, other than through a Permitted Transfer; the foregoing shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2, shall be void ab initio and of no effect.

2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent, acting solely for this purpose as a non-fiduciary agent of Parent, will keep a register (the “CVR Register”) for the purpose of recording the names and addresses of the applicable Holders, as well as transfers of CVRs as herein provided. The entries in the CVR Register shall be conclusive absent manifest error, and Parent and the Rights Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any imputed interest in or with respect to the CVRs under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder, including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were converted into the right to receive the Offer Price or Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were accepted for payment in the Offer or converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Paying Agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Paying Agent, in accordance with the Merger Agreement, (B) holders of shares of Company Common Stock that hold such shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time that were accepted for payment in the Offer or converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Paying Agent by each such holder of a customary agent’s message and such other customary documents as may be reasonably requested by the Paying Agent, in accordance with the Merger Agreement, (C) holders of Company Options that, at the Effective Time, are then outstanding and unexercised, whether or not vested, and which have a per share exercise price that is less than the Closing Amount, and (D) holders of Company RSUs, in each case of clauses (A) through (D), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by such documentation as may be reasonably requested by the Rights Agent and a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require the Holder to pay a sum sufficient to cover any Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid by the Holder or that no payment of any such Taxes or charges is required. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, as promptly as practicable record the change of address in the CVR Register.

2.4. Payment Procedures.

(a) If the Milestone is achieved on or prior to the Milestone Expiration Date, then, on or prior to the Milestone Payment Date, Parent shall (i) deliver to the Rights Agent a written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the same, and (ii) deposit or cause to be deposited with the Rights Agent by wire transfer to the account designated by the Rights Agent for payment to the Holders who are not Holders of Equity Award CVRs the aggregate amount necessary to pay the applicable Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR, and the Rights Agent shall as promptly as practicable (but in any event within five (5) Business Days) pay to each Holder of record of the CVRs (other than Equity Award CVRs) as of 5:00 PM EST on the Milestone Payment Date, the Milestone Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register or, in the case of any former street name holders of shares of Company Common Stock, by sending one lump payment to DTC pursuant to Section 2.3(b). The funds deposited with the Rights Agent pursuant to this Section 2.4(a) shall be held by the Rights Agent as agent for Parent and deposited in one (1) or more segregated non-interest-bearing bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Parent will pay through the Surviving Corporation’s or another of its Affiliates’ payroll system, payroll provider or standard accounts payable procedure, as applicable, for payment to the Holders of Equity Award CVRs the amount necessary to pay any applicable Milestone Payment Amount to each Holder of an Equity Award CVR (less applicable Tax withholdings and other authorized deductions) within five (5) Business Days of the Milestone Payment Date, subject to Section 2.4(b). Notwithstanding the foregoing or anything herein to the contrary, in no event shall Parent be required to pay any Milestone Payment Amount (a) more than once or (b) if the Milestone is not achieved on or prior to the Milestone Expiration Date.

(b) Parent and any of its Affiliates and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement to any Holder such amounts as are required to be deducted and withheld therefrom under the Code or the Treasury Regulations thereunder or any other Legal Requirement. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ (including Parent’s) payroll system, payroll provider or standard accounts payable procedure, as applicable, or any successor of the foregoing. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Any portion of any Milestone Payment Amount that remains undistributed to the Holders six (6) months after the Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest (except deemed interest for Tax purposes as applicable under Section 483 of the Code or any similar provision of state, local or non-U.S. Legal Requirements), but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Legal Requirement.

(d) Neither Parent nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If any Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, any such Milestone Payment Amount will, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(e) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, Parent, the Rights Agent and/or Holders, as applicable, shall determine the portion of the Milestone Payment Amount required to be treated as interest for U.S. federal income tax purposes pursuant to Section 483 of the Code and the Treasury Regulations promulgated thereunder or any similar provision of applicable state, local or non-U.S. Legal Requirements.

(f) The Rights Agent shall be responsible for information for U.S. federal income Tax reporting required under the Code and regulations promulgated thereunder.

2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and, subject to Section 2.4(e), which shall apply for Tax purposes only, interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent or any of its Affiliates.

2.6. No Diligence Obligation.

(a) Parent owes no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any Holder or any other Person in connection with its operation of the Surviving Corporation’s business on and following the Closing. The Rights Agent (on behalf of itself and on behalf of the Holders) acknowledges that (i) Parent makes (x) no guarantees or promises that the Milestone will be achieved at all or by a specific date or is otherwise achievable, and (y) no statements, assessments or predictions regarding the likelihood of the Milestone being achieved has been or is provided hereby, and no reliance on any statements, assessments or predictions with respect to the Milestone should be made, (ii) there is no assurance that the Holders will receive any payment under this Agreement, including as described under Section 2.4, unless, and if and only if, the Milestone is achieved on or prior to the Milestone Expiration Date, (iii) Parent has not prior to the date hereof, promised or projected any amounts to be received by the Holders in respect of any payments described in Section 2.4 and no statements of Parent, that have been, or may be, made, may, or will, be construed as Parent making any such promise or projection, (iv) none of the Rights Agent and any Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof), or will rely on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof), in respect of any payments described in Section 2.4, including with respect to the operation of the Surviving Corporation’s business following the Closing, (v) Parent shall have the right to, or not to, own, operate, use, (sub)license, research, develop, commercialize and otherwise practice, use and exploit the assets of the Surviving Corporation’s business in any way that Parent deems appropriate in its sole business judgment and (vi) (A) neither Parent nor any of its Affiliates shall have any obligation to make any particular level of efforts or engage in any particular or specific activities in connection with the ownership of the Surviving Corporation or any other Person relevant to the Milestone Payment Amount or Product or otherwise in connection with achieving the Milestone, and (B) Parent does not have any obligation, express or implied, to research, develop, manufacture, commercialize, or otherwise practice, use or exploit the assets of the Surviving Corporation’s business, in any manner, including in order to make, maximize or expedite the payments described in Section 2.4. The Rights Agent (on behalf of itself and on behalf of the Holders) hereby (a) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), and (b) understands and agrees that no such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) have been, or will be, made by Parent.

2.7. Ability to Abandon the CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including the Surviving Corporation) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including the Surviving Corporation) shall be automatically deemed extinguished and no longer outstanding or entitled to any Milestone Payment for purposes of this Agreement.

3.	THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of its willful or intentional misconduct, bad faith or gross negligence (which gross negligence, bad faith, or willful or intentional misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

3.2. Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in the absence of bad faith reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, demand, suit or expense arising out of or in connection with the Rights Agent’s performance of its express duties under this Agreement (excluding any Taxes, interest, penalties or other costs or expenses imposed on the payment of fees hereunder), including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any charges, demands, suits or loss arising out of or in connection with the execution, administration, exercise and performance by the Rights Agent of its express duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or, solely to the extent the Rights Agent is the prevailing party, enforcement of its rights hereunder, unless such loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, gross negligence or fraud (which willful misconduct, bad faith, gross negligence or fraud must be determined by a final, non-appealable judgment of a court of competent jurisdiction);

(i) notwithstanding anything to the contrary herein, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages. Notwithstanding anything to the contrary contained herein, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(j) Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, in accordance with a fee schedule to be mutually agreed upon by Parent and the Rights Agent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that, if the Rights Agent determines in the absence of bad faith that it has received a refund of any Tax or governmental charge borne by Parent pursuant to this clause (ii), then the Rights Agent shall promptly repay such refund to Parent;

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(l) the Rights Agent shall not be deemed to have knowledge of any event of which it was entitled to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 6.1;

(m) unless otherwise specifically prohibited by the terms of this Agreement and subject to applicable Law, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(n) the Rights Agent may perform any of its duties hereunder either directly or, with the prior written consent of Parent, by or through nominees, correspondents, designees, or subagents; provided, however, that in the event the Rights Agent performs any of its duties hereunder by or through any nominee, correspondent, designee, or subagent with such consent of Parent, the Rights Agent shall not be answerable, accountable or liable hereunder for any act, omission, default, neglect or misconduct of such nominee, correspondent, designee, or subagent, as applicable, to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection or continued employment thereof;

(o) the Rights Agent shall act hereunder solely as agent for Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(p) the Rights Agent shall not have any duty or responsibility with respect to any action or default by Parent or the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

(q) The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party;

(r) the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent or any of its Affiliates; provided that this Section 3.2(p) shall not affect the Rights Agent’s obligation to make payments in accordance with and subject to Section 2.4 and the other terms of this Agreement; and

(s) the provisions of this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, then Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent who may be a Holder but may not be an officer of Parent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) calendar days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within twenty (20) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section

3.3(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.3.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure without compensation or reimbursement by Parent or assume any additional liability in connection with the foregoing.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, liabilities, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, except such rights, powers, liabilities, trusts and duties which survive its resignation or removal under the terms hereunder.

3.5. Appointment of Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.

4.	COVENANTS

4.1. List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to other shares of Company Common Stock, Company RSUs or Company Options that, at the Effective Time, are then outstanding and unexercised, whether or not vested, and which have a per share exercise price that is less than the Closing Amount), the names and addresses of the Holders within twenty (20) Business Days of the Effective Time (or as soon as practicable thereafter).

5.	AMENDMENTS

5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent at any time and from time to time, may enter into one (1) or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and to the extent consistent with, Section 6.3.

(b) Without the consent of any Holders or the Rights Agent, Parent and the Surviving Corporation, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the Holders (as a group and in their capacity as such);

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the Holders (as a group and in their capacity as such);

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act (and the rules and regulations promulgated thereunder) or the Exchange Act, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Legal Requirements outside of the United States; provided that, in each case, such amendments do not change the Milestone, the Milestone Expiration Date or the Milestone Payment Amount;

(v) to reduce the number of CVRs, in the event and to the extent any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Rights Agent or the Holders (as a group and in their capacity as such).

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2. Amendments with Consent of Holders.

(a) Without limiting the right to amend pursuant to Section 5.1, with the consent of the Holders of not less than twenty percent (20%) of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3. Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (including in-house counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. Except as provided under Section 5.1, no supplement or amendment shall be effective unless duly executed by the Parent and the Rights Agent; provided, however, that no amendment shall be effective unless notice thereof has been provided to the Rights Agent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.	OTHER PROVISIONS OF GENERAL APPLICATION

6.1. Notices to the Rights Agent and Parent. All notices and other communications required or permitted to be given to any party hereunder shall be in writing and shall be deemed properly delivered on (a) the date and time of delivery if delivered personally, (b) if to the Parent, the date and time of transmittal if delivered by email (provided, no “bounce back” or similar message of non-delivery is received with respect thereto), which email must state that it is being delivered pursuant to this Section 6.1, (c) the first (1st) Business Day following the date of dispatch if delivered utilizing a next day service by a recognized next day courier or (d) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices or other communications hereunder shall be delivered to the addresses or email addresses set forth below, or pursuant to such other instructions as the party to receive such notice or communication shall have specified in a written notice given to the other parties:

if to the Rights Agent:

[•]

[•]

Attention: [•]

Facsimile: [•]

if to Parent:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention: Emily J. Oldshue

Email:     emily.oldshue@ropesgray.com

6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3. Parent Successors and Assigns. Parent shall not assign any of its rights, interests or obligations hereunder, other than in accordance with this Section 6.3. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more Affiliate(s) of Parent or to any purchaser or exclusive licensee of all or substantially all rights to the Product, including in connection with a change of control of Parent (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees in compliance with this Section 6.3. In connection with any assignment to an Assignee, Parent (and such assignor, if applicable) will remain liable for performance by Parent (and such assignor, if applicable) of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by each Assignee, and this Agreement shall not restrict Parent’s or any of its Affiliates’ or Assignee’s ability to merge or consolidate, subject to compliance with this Section 6.3 to the extent there is an applicable assignment in connection with such merger or consolidation. Each of Parent’s non-Affiliate Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, the Holders, and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision contained herein, all such covenants and provisions being for the sole benefit of the, Rights Agent, Parent, Parent’s successors and assignees, the Holders, and the Holders’ successor and assigns pursuant to a Permitted Transfer. The rights of Holders are limited to the right to receive payment from the Rights Agent in respect of the CVRs if and when due and payable in accordance with Section 2.4. All other obligations of Parent or its successor or assigns hereunder may only be enforced by the Rights Agent. Notwithstanding anything to the contrary contained herein, any

Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

6.5. Governing Law. This Agreement, the CVRs and any other matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of: (A) the Chancery Court of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (C) if (but only if) the courts in clauses (A) and (B) lack subject matter jurisdiction, the United States District Court in the State of Delaware and any appellate court therefrom (collectively, the courts described in clauses (A) through (C), the “Delaware Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. In the event of any litigation or other proceeding between the parties to this Agreement arising out of or in any way related to the Milestone or the Milestone Payment Amount, the prevailing party in such litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation or other proceeding, in addition to any other relief to which such party may be entitled; provided, however, that in no event will any party to this Agreement be required to pay any contingency based attorneys’ fees.

6.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.7. Counterparts and Signature. This Agreement may be executed in two or more counterparts, including by e-signature or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6.8. Termination. This Agreement will terminate and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent prior to the effectiveness of such termination), and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent or Parent or one (1) or more of its Affiliates, as applicable, to each Holder as reflected in the CVR Register of the full amount of the Milestone Payment Amount required to be paid under the terms of this Agreement and (b) the failure to achieve the Milestone prior to the Milestone Expiration Date. No termination shall affect the Holders’ rights to any payment accrued prior to the effective date of such termination and the provisions of this Section 6 shall survive any such termination.

6.9. Entire Agreement. This Agreement, the Merger Agreement (including its Exhibits, Annexes and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties and their respective Affiliates, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVRs.

6.10. Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the amount and terms of fees for services, shall remain confidential and shall be used solely to perform their respective obligations under this Agreement, and shall not be voluntarily disclosed to any other person, except as may be required by applicable Legal Requirements. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary and to be used solely to perform its duties and obligations under this Agreement if such disclosure is not prohibited by applicable Legal Requirements.

6.11. Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor disputes, strikes, or shortages, war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

GILEAD SCIENCES, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[Rights Agent]

By:
Name:
Title: